Exhibit 99.1

Contact:

Brian E. Powers, President and Chief Executive Officer

CRAWFORD UNITED CORPORATION

10514 Dupont Avenue, Suite 200

Cleveland, Ohio 44108

216-243-2449

March 5, 2024
FOR IMMEDIATE RELEASE

Crawford United Corporation Announces Fourth Quarter and Full Year 2023 Results

●	Earnings per share of $3.77 for the year and $0.91 for the quarter
●	Sales of $143.9 million for the year, an increase of 12.6%
●	Net income of $13.3 million for the year, an increase of 101.5%
●	EBITDA As Defined[1] of $25.6 million for the year, an increase of 64.1%

CLEVELAND, OHIO, March 5, 2024 – Crawford United Corporation (OTC: CRAWA), a growth-oriented holding company serving diverse markets, today reported results for the quarter and year ended December 31, 2023.

For the quarter ended December 31, 2023, sales were $33.8 million compared with $32.7 million in the same period in 2022, an increase of 3.4%. In the quarter, the Company recorded operating income of $3.4 million compared with operating income of $2.8 million in the same period of the prior year, an increase of 21.4%. Net income was $3.2 million, or $0.91 per fully diluted share, compared to $3.1 million, or $0.88 per fully diluted share, in the fourth quarter of 2022, an increase of 3.2%. EBITDA As Defined was $5.1 million in the quarter compared to $4.3 million in the same period of the prior year, an increase of 18.6%.

For the year ended December 31, 2023, sales were $143.9 million compared with $127.8 million in 2022, an increase of 12.6%. In 2023, the Company recorded operating income of $17.9 million compared with operating income of $8.5 million in 2022, an increase of 110.6%.  Net income was $13.3 million, or $3.77 per fully diluted share, compared to $6.6 million, or $1.89 per fully diluted share, in 2022, an increase of 101.5%. EBITDA As Defined was $25.6 million, compared to $15.6 million in 2022, an increase of 64.1%.

Brian Powers, President and CEO, stated, “We are pleased with the ongoing success of our business model and remain confident in our ability to achieve long-term strategic priorities. In 2023, we achieved all-time highs in sales, gross margin, operating income, net income and EBITDA As Defined. At the same time, we reduced our debt to $6.4 million at the end of the year. Crawford United is well positioned to pursue opportunities for increased revenue and profitability, always with an eye towards additional acquisitions.”

About Crawford United Corporation.

Crawford United Corporation is a growth-oriented holding company providing specialty industrial products to diverse markets, including healthcare, education, aerospace, defense, and transportation. The company currently operates two business segments. The Commercial Air Handling Equipment segment is a leader in designing, manufacturing, and installing highly customized, large-scale commercial, institutional, and industrial air handling solutions, primarily for hospitals and universities. The Industrial & Transportation Products segment provides highly complex precision components and coatings to customers in the aerospace and defense industries, as well as a full line of branded metal, silicone, plastic, rubber, hydraulic, marine and fuel hose products. For more information, go to www.crawfordunited.com.

Information about Forward Looking Statements.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements made regarding the company’s future results. Generally, these statements can be identified by the use of words such as “guidance,” “outlook,” “believes,” “estimates,” “anticipates,” “expects,” “forecasts,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements, or other statements made by the Company, are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors (including, but not limited to, those specified below) which are difficult to predict and, in many instances, are beyond the control of the Company. As a result, actual results of the Company could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) shortages in supply or increased costs of necessary products, components or raw materials from the Company’s suppliers; (b) availability shortages or increased costs of freight and labor for the Company and/or its suppliers; (c) actions that governments, businesses and individuals take in response to public health crises, such as the COVID-19 pandemic, including mandatory business closures and restrictions on onsite commercial interactions; (d) conditions in the global and regional economies and economic activity, including slow economic growth or recession, inflation, currency and credit market volatility, reduced capital expenditures and changes in government trade, fiscal, tax and monetary policies; (e) adverse effects from evolving geopolitical conditions, such as the military conflict in Ukraine and Israel; (f) the Company's ability to effectively integrate acquisitions, and manage the larger operations of the combined businesses, (g) the Company's dependence upon a limited number of customers and the aerospace industry, (h) the highly competitive industries in which the Company operates, which includes several competitors with greater financial resources and larger sales organizations, (i) the Company's ability to capitalize on market opportunities in certain sectors, (j) the Company's ability to obtain cost effective financing and (k) the Company's ability to satisfy obligations under its financing arrangements, and the other risks described in “Item 1A. Risk Factors” in our Annual Report on Form 10-K and the Company’s subsequent filings with the SEC.

Brian E. Powers

President & CEO

216-243-2449

bpowers@crawfordunited.com

1 EBITDA As Defined is a Non-GAAP financial measure. Please refer to the definition and table at the end of this release for a reconciliation of EBITDA As Defined to net income.

CRAWFORD UNITED CORPORATION

Consolidated Income Statement (Unaudited)

	Three Months Ended				Years Ended
	December 31,				December 31,

	2023		2022		2023		2022
Sales	$33,827,050	100%	$32,660,531	100%	$143,885,934	100%	$127,754,927	100%
Cost of Sales	26,081,729	77%	25,072,450	77%	106,239,852	74%	100,722,146	79%
Gross Profit	7,745,321	23%	7,588,081	23%	37,646,082	26%	27,032,781	21%

Operating Expenses:
Selling, general and administrative expenses	4,381,450	13%	4,827,136	15%	19,713,611	14%	18,499,309	14%
Operating Income	3,363,871	10%	2,760,945	8%	17,932,471	12%	8,533,472	7%

Other (Income) Expenses:
Interest charges	225,256	0%	391,987	1%	1,255,984	1%	1,138,224	1%
(Gain) loss on investments	(24,370)	0%	(324,834)	-1%	(7,330)	0%	860,273	1%
Other (income) expense	(134,762)	0%	(39,442)	0%	(480,331)	-1%	(1,197,218)	-1%
Total Other (Income) and Expenses	66,124	0%	27,711	0%	768,323	0%	801,279	1%
Income before Income Taxes	3,297,747	10%	2,733,234	8%	17,164,148	12%	7,732,194	6%
Income tax expense	60,505	0%	(336,485)	-1%	3,869,355	3%	1,170,791	1%
Net income	$3,237,242	10%	$3,069,719	9%	$13,294,793	9%	$6,561,403	5%

Net income per common share
Basic	$0.92		$0.88		$3.79		$1.89
Diluted	$0.91		$0.88		$3.77		$1.89

Weighted average shares outstanding
Basic	3,510,740		3,476,019		3,507,883		3,462,868
Diluted	3,544,043		3,476,019		3,526,836		3,462,868

CRAWFORD UNITED CORPORATION

Supplemental Non-GAAP Financial Measures (Unaudited)

EBITDA As Defined is a non-GAAP financial measure that reflects net income before interest expense, income taxes, depreciation and amortization, and also excludes certain charges and corporate-level expenses as defined in the Company's current revolving credit facility. The Company presents this non-GAAP financial measure because management uses EBITDA As Defined to assess the Company's performance and believes that EBITDA As Defined is useful to investors as an indication of the Company's compliance with its financial covenants in its revolving credit facility. Additionally, EBITDA As Defined is a measure used under the Company's revolving credit facility to determine whether the Company may incur additional debt under such facility. EBITDA As Defined is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, net income or cash flow information calculated in accordance with GAAP. EBITDA As Defined herein may not be comparable to similarly titled measures of other companies. The following table reconciles net income to EBITDA As Defined:

	Three Months Ended		Years Ended
	December 31,		December 31,

	2023	2022	2023	2022
Net income	$3,237,242	$3,069,719	$13,294,793	$6,561,403
Addback:
Interest charges	225,256	391,987	1,255,984	1,138,224
Income tax expense	60,505	(336,484)	3,869,355	1,170,791
Depreciation and amortization	765,182	950,526	3,921,740	3,750,805
Non-cash stock-based compensation expense	224,318	19,807	1,377,423	957,728
Amortization of right of use assets	453,484	652,111	1,720,844	1,706,810
Unrealized loss (gain) on investments in equity securities	(24,370)	324,834	(7,330)	860,273
Gain on reversal of contingent liability	-	(750,000)	-	(750,000)
Non-recurring transaction charges	136,575	-	136,575	246,026

EBITDA As Defined	$5,078,192	$4,322,500	$25,569,384	$15,642,060